Insert Title Here

For Immediate Release
Contact: Investor and Public Relations 972-361-8444 info@skypetroleum.com

Sky Petroleum Appoints Ms. Muriel Dube to Board of Directors

Dallas, Texas, November 13, 2014 — Sky Petroleum, Inc. (OTCBB: SKPI), a United States public oil and gas company engaged in the business of acquisition, development, exploration and production of oil and natural gas reserves, announced today the appointment of Muriel Dube to serve as a member of the Board of Directors.

Ms. Dube has over 15 years experience in senior operations, strategic management, investment banking and the policy development environments, globally. Positions held span the public and private sectors, as well as broadcasting and writing, negotiating at the United Nations on technology transfer; advising Ministers and policymakers on complex, politically sensitive issues; building consensus among diverse groups of stakeholders; raising capital and negotiating acquisitions and mergers in large commercial organizations.
Ms. Dube is currently engaged at London-based investment bank, Investec Plc. As part of the Specialist Corporate Capital team, her role is to originate financing transactions for acquisition and recapitalisation activity in Europe and, more generally, to initiate value generating opportunities for the Bank. Prior to joining Investec (April 2009), Ms. Dube worked as Vice President-Strategy at London-based Environmental Services Investment Firm, SFM.
Before broadening her experience in the private sector, she served as a Director in the Department of Environmental Affairs and Tourism (DEAT). As one of South Africa’s leading environmentalists, Ms. Dube has published several articles on sustainable development. On the multilateral front, Ms. Dube has served as Chief Negotiator for the South African Government in major international climate negotiations and as the Africa representative on the United Nations Expert Group on Technology Transfer.
Ms. Dube is a former non-executive director of JSE-listed Bidvest (Sep 2003-Nov 2012). She currently holds Non Executive Directorships on the holdings boards of Aim-listed Flourmin Plc, and Enviroserv (the largest waste management company on the African continent). She has also served on the Enviroserv Audit Committee from 2002 until 2008.

"We are delighted to welcome Muriel to Sky Petroleum’s Board of Directors,” said Karim Jobanputra, Sky Petroleum’s Chief Executive Officer. “She is a future global leader, and her extensive knowledge of the Environment and Investments will be invaluable on several levels, as Sky Petroleum continues to make progress with its stratergy of working in the Magreb.. Tunisia, Morocco and extending to Southern Areas of the Continent.”

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the Company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, including the focus of Sky Petroleum’s business and its ability to implement its business strategy. Forward looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, government regulation, enforceability of contractual rights, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC.